Exhibit 99.1

Spherix Issues Corporate Update – Standard Essential and other Nortel Patents Acquired from Rockstar in December 2013 Recorded at Patent Office; Announces Additional New Patent Awarded

TYSONS CORNER, Va., March 31, 2014 /PRNewswire/ -- Spherix Incorporated (SPEX) -- an intellectual property development company committed to the fostering and monetization of intellectual property, announced today a corporate update disclosing the 101 patents and patent applications acquired in December from Rockstar Consortium (US) LP.  The list of patents has been recorded at the U.S. Patent and Trademark Office.  Several are considered “Standard Essential Patents.”

A Standard Essential Patent is often defined as a patent that covers part or all of a technology standard set by a Standard Setting Organization.   In the case of Spherix’s patents, several have been asserted as Standard Essential to the Institute of Electrical and Electronics Engineers (“IEEE”) and relate to the movement of data packets on a Virtual Local Area Network.

Courts have stated that patent holders who participated in the development of a standard are often bound to offer licenses to Standard Essential Patents on “fair, reasonable and non-discriminatory (FRAND)” terms.  However, courts have also differed on the meaning of that requirement.  Spherix is prepared to honor all FRAND obligations that originally applied to Nortel and any company that would like to discuss a FRAND license is asked to contact Spherix’s Vice President of Licensing, Frank Reiner at freiner@spherix.com.

Spherix is also offering licenses to startup companies as part of Innovate21tm.  Innovate21tm is an initiative of Spherix that offers startup companies licenses to Spherix patents in exchange for equity positions.  Spherix hopes that these very valuable patents can help spur innovation and the development of more start up companies, as well as add value to Spherix shareholders through early investment.

Since the Nortel patents were acquired by Spherix, the portfolio has expanded.  In February 2014, Spherix was notified that patent application number 12/459,465 issued as patent RE44,775 “VLAN Frame Format.”  In addition, Spherix recently received another "Notice of Allowance and Fees Due" from the U.S. Patent and Trademark Office for another application that will issue as a patent in the near future.

In addition, Spherix announces that its CEO has been named to the IAM Strategy 300 – The World’s Leading IP Strategists, Intellectual Asset Management’s (IAM) annual listing of those individuals identified by IAM as offering operating companies and other IP owners world-class advice on maximizing the value of their intellectual property.

Anthony Hayes, CEO stated “Spherix today is much stronger as a company than at anytime over the last year.  We have not only added tremendous assets and staff to the company, but we have commenced several licensing campaigns that we believe will act as a platform for continued growth.  As we continue to progress in our monetization efforts, we have disclosed the Nortel assets we own to better help the investment community understand our IP portfolio.”

About Spherix
Spherix Incorporated was launched in 1967 as a scientific research company. Spherix is committed to advancing innovation by active participation in the patent market. Spherix draws on portfolios of pioneering technology patents to partner with and support product innovation.

Forward Looking Statements
Certain statements in this press release constitute "forward-looking statements" within the meaning of the federal securities laws. Words such as "may," "might," "will," "should," "believe," "expect," "anticipate," "estimate," "continue," "predict," "forecast," "project," "plan," "intend" or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including without limitation those set forth in the Company's filings with the Securities and Exchange Commission (the "SEC"), not limited to Risk Factors relating to its patent business contained therein, including the Prospectus filed under Rule 424B3 filed February 19, 2014 with the SEC. Thus, actual results could be materially different. The Company expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

Contact:
Investor Relations
Phone: (703) 992-9325
Email:info@spherix.com